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                                                                      EXHIBIT 16





August 27, 1997



Mr. Paul Peduto
Treasurer
Warren Bancorp, Inc.
P.O. Box 6159
Peabody, MA  01961-6159

Dear Mr. Peduto:

This is to confirm that the client-auditor relationship between Warren Bancorp, Inc. and KPMG Peat Marwick, LLP has ceased.

Very truly yours,

/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP



cc:    Chief Accountant
       Securities and Exchange Commission